Exhibit (c)(4) STRICTLY CONFIDENTIAL Project Analysis at Various Prices Lean May 2, 2024 Content must not go below this line

STRICTLY CONFIDENTIAL Analysis at Various Prices: premia and implied multiples Unaffected Initial Revised Counter Date Proposal Proposal Proposal 3/6/2024 3/7/2024 5/1/2024 Share Price Sensitivity 4/26/2024 ($ in billions, except per share amounts) 4 Current Share Price $32.08 $34.25 $34.75 $35.25 $35.75 $36.25 $36.65 $36.75 $37.25 $37.75 $38.25 1 NPV of Three Quarters of Dividends ($0.44/share) $1.26– $1.26 $1.26 $1.26 $1.26 $1.26 $1.26 $1.26 $1.26 $1.26 1 $1.67– $1.67 $1.67 $1.67 $1.67 $1.67 $1.67 $1.67 $1.67 $1.67 NPV of Four Quarters of Dividends ($0.44/share) 2 $12.5 $13.3 $13.5 $13.7 $13.9 $14.1 $14.2 $14.3 $14.5 $14.7 $14.8 Market Capitalization 2 Enterprise Value $26.5 $27.3 $27.5 $27.7 $27.9 $28.1 $28.3 $28.3 $28.5 $28.7 $28.9 Implied Offer Premiums Statistic Current Trading $36.65 (12%) (7%) (5%) (4%) (2%) (1%)– 0% 2% 3% 4% Unaffected Share Price 32.08– 7% 8% 10% 11% 13% 14% 15% 16% 18% 19% Indiana Initial Proposal 34.25 (6%)– 1% 3% 4% 6% 7% 7% 9% 10% 12% Indiana Revised Proposal 34.75 (8%) (1%)– 1% 3% 4% 5% 6% 7% 9% 10% Arizona Counter Proposal 38.25 (16%) (10%) (9%) (8%) (7%) (5%) (4%) (4%) (3%) (1%)– 30-day VWAP (Unaffected) 31.07 3% 10% 12% 13% 15% 17% 18% 18% 20% 22% 23% % of 52 Week High 41.12 (22%) (17%) (15%) (14%) (13%) (12%) (11%) (11%) (9%) (8%) (7%) % of 52 Week Low 28.36 13% 21% 23% 24% 26% 28% 29% 30% 31% 33% 35% Implied P / E Multiples Statistic 2024E $2.26 14.2x 15.2x 15.4x 15.6x 15.8x 16.0x 16.2x 16.3x 16.5x 16.7x 16.9x Wall Street 2025E 2.43 13.2x 14.1x 14.3x 14.5x 14.7x 14.9x 15.1x 15.1x 15.4x 15.6x 15.8x Research 2026E 2.52 12.7x 13.6x 13.8x 14.0x 14.2x 14.4x 14.5x 14.6x 14.8x 15.0x 15.2x 2024E $2.28 14.0x 15.0x 15.2x 15.4x 15.6x 15.9x 16.0x 16.1x 16.3x 16.5x 16.7x 3 Mgmt. Forecast 2025E 2.47 13.0x 13.9x 14.1x 14.3x 14.5x 14.7x 14.8x 14.9x 15.1x 15.3x 15.5x 2026E 2.60 12.3x 13.2x 13.4x 13.6x 13.8x 13.9x 14.1x 14.1x 14.3x 14.5x 14.7x Source: S&P Capital IQ as of 05/01/2024, Wall Street equity research and Arizona management Note: Wall Street research consensus estimates and 52 week share price range as of the Unaffected Date (03/06/2024) 1. Represents the net present value (“NPV”) of the next three and four per share quarterly dividends, starting in Q3 2024 and discounted to 05/01/2024 using a discount rate of 6.7%, representing the mid-point of the weighted average (weighted based on EBITDA contribution) WACC range of the Networks and Renewables segments per Moelis presentation to the Content must not Special Committee dated 04/25/2024. Future dividends assumed to be held constant at $0.44 and dividend payment dates assumed to be in-line with historical dividend payment dates go below this line 2. Fully diluted shares outstanding of 388.146 million as of 03/31/2024 per Arizona management, Arizona management does not assume any changes to fully diluted shares outstanding over the forecast period Confidential | 1 3. Based on adjusted net income per the Arizona management forecast 4. Current share price as of 05/01/2024

STRICTLY CONFIDENTIAL Disclaimer This presentation has been prepared by Moelis & Company LLC (“Moelis”) solely for the information and assistance of the Unaffiliated Committee (the “Special Committee”) of the Board of Directors of the company coded Arizona (the “Company”) in considering the matters referred to in these materials. This presentation is confidential and may not be disclosed (in whole or in part) or utilized for other purposes without the express prior written consent of Moelis. This presentation has been prepared based on information provided by the Company and/or from third party sources. Moelis assumed such information is complete and accurate in all material respects. Moelis has not independently verified such information (or assumed responsibility for the independent verification of such information). To the extent this presentation includes projections, forecasts or other forward-looking statements, Moelis has assumed that such information was reasonably prepared based on the best currently available estimates and judgments of the Company and/or other parties as to the future performance of the Company and/or such other parties. Moelis expresses no views as to the reasonableness of any such projections, forecasts or other forward-looking statements or the assumptions on which they are based. Moelis has not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or any other party. Moelis’ participation in any due diligence review is solely for purposes of supporting its advice and analysis. This presentation is based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and Moelis assumes no obligation to update this presentation or correct any information herein. No company or transaction used in this presentation is identical to the Company or any potential transaction. The analyses set forth in this presentation do not purport to be appraisals and such analyses do not reflect Moelis’ views of the prices at which businesses or securities actually may be sold. Because the analyses described in these materials (including the information used in such analyses) are inherently subject to uncertainty, Moelis does not assume responsibility if future results are materially different from those forecast. This presentation was designed for use by certain persons familiar with the business of the Company. This presentation is not intended to provide the sole basis for any decision on any transaction or strategic alternative and is not a recommendation with respect to any transaction or strategic alternative. This presentation does not address the Company’s underlying business decision to engage in any transaction or strategic alternative or the relative merits of any transaction or strategic alternative as compared to any alternative business strategies or transactions that might be available to the Company. Nothing contained in this presentation should be construed as legal, regulatory, tax or accounting advice. Moelis and its affiliates are engaged globally in a wide range of investment banking and other activities for their own account and otherwise. Moelis and its affiliates may have advised, may seek to advise and may in the future advise in companies referred to in this presentation. Personnel of Moelis or such affiliates may make statements or provide advice that is contrary to information included in this presentation. The proprietary interests of Moelis or its affiliates may conflict with your interests. In addition, Moelis and its affiliates and their personnel may from time to time have positions in or effect transactions in securities referred to in this material (or derivatives of such securities), or serve as a director of companies referred to in this presentation. Content must not go below this line Confidential | 2